Exhibit 5.1

Genius Products, Inc.
October 17, 2003
Page 2



                            [Luce Forward Letterhead]

October 17, 2003


Protalex, Inc.
717 Encino Place, N.E., Suite 17
Albuquerque, New Mexico 87102

Re:   Registration Statement on Form SB-2 for 10,610,045 Shares of Common Stock
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Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission to register 10,610,045 shares of common stock, no par value per share (the "Common Stock"), of Protalex, Inc., a New Mexico corporation (the "Company"), to be sold by the selling stockholders set forth in the Registration Statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being registered under the Registration statement, if sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Luce, Forward, Hamilton & Scripps LLP


LUCE, FORWARD, HAMILTON & SCRIPPS LLP